Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of ConnectOne Bancorp, Inc. whose signature appears below constitutes and appoints Frank Sorrentino III, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to execute any or all amendments, including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

/s/ William S. Burns	January 7, 2012
William S. Burns
Executive Vice President and Chief Financial Officer Principal Accounting and Principal Financial Officer

/s/ Frank Baier	January 7, 2012
Frank Baier Director

/s/ Stephen Boswell	January 7, 2012
Stephen Boswell Director

/s/ Frank Cavuoto	January 7, 2012
Frank Cavuoto Director

/s/ Dale Creamer	January 7, 2012
Dale Creamer Director

/s/ Stephen M. Goldman	January 7, 2012
Stephen M. Goldman Director

/s/ Frank Huttle III	January 7, 2012
Frank Huttle III Director

/s/ Michael Kempner	January 7, 2012
Michael Kempner Director